Clearant Announces Record First Quarter 2007 Results

Third Consecutive Quarter over Quarter Revenue Growth

LOS ANGELES—(BUSINESS WIRE)—Clearant, Inc. (OTCBB:CLRI — News) announced record total revenue for the first quarter 2007. This is the third consecutive quarter over quarter revenue growth and direct distribution revenue growth.

For the first quarter 2007, the Company reported record revenue of $435,000, an increase of 128.9% over the first quarter 2006 revenue of $190,000. First quarter 2007 total direct distribution revenue grew to a record $179,000 compared to $147,000 in the fourth quarter 2006. Excluding one-time and generally non-recurring contract research and milestone revenue, total first quarter 2007 revenue was $269,000 compared to first quarter 2006 revenue excluding one-time and generally non-recurring contract research and milestone revenue of $109,000.

First quarter 2007 net loss and EPS improved to $967,000 and $0.02 per share, compared to first quarter 2006 net loss of $2,513,000 and $0.06 per share, respectively. As a result of not completing the capital raise until April 2007, the Company did not hire sales people and did not secure tissue supply in the first quarter of 2007, which is likely to cause a second quarter 2007 decline in revenue. Management believes this will be a temporary fluctuation, and will more aggressively pursue additional sales and supply efforts.

About Clearant, Inc.

Clearant, Inc. is a leader in pathogen inactivation for biological products. Clearant has developed the patent-protected Clearant Process, which substantially reduces all types of bacteria and viruses in biological products while maintaining the functionality of the underlying tissue implant or protein. The Company began to distribute directly to surgeons, hospitals and clinics Clearant Process sterile implants in June 2006; in addition, Clearant continues to license the Clearant Process and provides its patented sterilization services to tissue banks and other biological products manufacturers. To date more than 8,000 patients have been successfully implanted with Clearant Process sterile implants supplied by one of the Company’s licensed partners. Whereas various competing sterilization methods only kill specific types of pathogens (such as bacteria or lipid-enveloped viruses) for specific products, the Clearant Process reduces all types of pathogens for products across many market segments including tissue implants, plasma proteins, recombinant products, medical devices and blood products. Also, the Clearant Process is applied during the final packaging. For more information, please visit www.clearant.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and additional risk factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Contact:
Clearant, Inc.
Jon Garfield, Chief Executive Officer, 310-479-4570